Exhibit 99

Media Contact

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY REPORTS THIRD QUARTER RESULTS

Company Returns to Non-GAAP Profitability

•	GAAP net loss of 16 cents per share, including 17 cents per share for restructuring, transformation and integration costs

•	First non-GAAP profit in 11 quarters of 1 cent per share before restructuring, transformation and integration costs

•	PC sales of 931,000 units rose 67 percent from a year earlier to highest level in 14 quarters, reflecting the acquisition of eMachines and the strong reception of the Gateway brand in retail

Irvine, Calif., October 28, 2004 — Gateway, Inc. today reported results for its third quarter ended September 30.

On a GAAP basis, the company reported a significantly narrowed net loss of $59 million, or 16 cents per share. This compares with a net loss of $339 million in the second quarter, or 91 cents per share, and a net loss of $139 million a year earlier, or 43 cents per share. Included in the third quarter is $63 million in restructuring, transformation and integration costs, which are part of the previously announced costs in these areas. Restructuring, transformation and integration costs were $289 million in the second quarter and $73 million in the third quarter of 2003.

On a non-GAAP basis, before restructuring, transformation and integration costs, the company recorded a net profit of $4 million, Gateway’s first operational profit since the fourth quarter of 2001.

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The non-GAAP profit was 1 cent per diluted share for the quarter, compared with a non-GAAP loss of 13 cents in the second quarter and a 20 cent loss a year earlier. All non-GAAP financial information in this release is reconciled to GAAP in the attached Analysis of Consolidated Condensed Statement of Operations.

Revenue amounted to $915 million in the third quarter, compared with $838 million in the second quarter and $883 million a year earlier.

“While there’s still much work ahead, we’re definitely on the right track,” said Wayne Inouye, president and chief executive officer. “In the third quarter, executing on the basics led to accelerated cost savings and gross margin improvements across all segments. I am proud of the organization’s ability to focus during this period of transition and confident that our continued emphasis on productivity and execution will be the key to Gateway’s drive towards sustained profitability.”

Q3 Progress & Highlights

During the third quarter, the company made significant progress in transforming its business model, simplifying processes, increasing productivity and expanding distribution of its products worldwide. Key accomplishments include:

•	Consolidation of the company’s supply base, transitioning PC manufacturing to key original design manufacturers (ODM) partners and closing Gateway-owned manufacturing operations. As indicated at the September analyst meeting, these actions cut desktop PC costs by seven percent;

•	Consolidation of service and support relationships across the former Gateway and eMachines service provider network, combining best-in-class processes and providers from both companies to further drive business efficiencies and ensure a better overall customer experience;

•	Introduction of Gateway notebook and desktop PCs into major retailers in North America. Gateway-branded PCs are now available at retailers such as Best Buy, CompUSA, Office Depot and Micro Center in the United States as well as Future Shop and Best Buy in Canada;

•	Introduction of the industry’s first BTX desktop. Gateway optimized Intel’s BTX architecture with a unique design that makes its high-performance PCs considerably cooler and quieter than other PCs on the market.

•	Expansion of international distribution of eMachines PCs in Japan, through retailers Nojima and Joshin Denki Co. Ltd. eMachines PCs are now sold in nearly 200 retail storefronts operated by Ishimaru Denki Co. Ltd., Joshin Denki Co. Ltd., Nojima and Tsukumo Co. Ltd. in Japan.

•	Rationalization of the company’s IT spending and infrastructure resulting in streamlined day-to-day operations and improved productivity;

•	Consolidation of company headquarters and reduced overall headcount. The company ended the quarter with slightly more than 2,000 employees and as previously announced, will exit 2004 with total headcount below 1,900. Gateway had approximately 7,400 employees at the time the merger with eMachines was announced.

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Financial Performance

The company sold 931,000 PC units in the third quarter, up 17 percent sequentially, and 67 percent year-over-year. The increase in unit sales on a sequential basis is due to continued strong consumer demand, in part due to the successful launch of Gateway-branded PCs at major US retailers. The increase in PC units on a year-over-year basis is largely attributable to the merger with eMachines in March 2004.

The Retail segment delivered revenue of $408 million, with PC units of 607,000. Sequentially, Retail revenue increased 33 percent and PC units increased 32 percent. The sequential increase in Retail revenue and PC units is associated with strong product demand across both the U.S. and International markets, including the introduction of Gateway branded PC products in U.S. third-party retail.

The Professional segment delivered revenue of $325 million, with PC units of 240,000. Sequentially, Professional revenue increased 2 percent and PC units decreased 2 percent. The sequential revenue increase is consistent with historical seasonal patterns.

The Direct Sales segment delivered revenue of $182 million, with PC units of 84,000. Sequentially, Direct Sales revenue decreased 15 percent and PC units decreased 9 percent. The sequential decrease in Direct Sales revenue and PC units is a result of the elimination of company-owned retail stores in April and lower excess inventory sales.

In the third quarter, all business segments delivered significantly improved performance versus the second quarter and prior year.

Total CE and non-PC revenue was up 2 percent sequentially and down 23 percent year-over-year. The sequential increase is due to higher stand-alone monitor sales partially offset by lower CE revenue. The year-over-year declines are due to lower CE product sales largely associated with the elimination of company-owned retail stores in April. CE and non-PC sales represented 20 percent of total revenue in the third quarter which compares with 22 percent in the second quarter and 27 percent a year earlier. Gross margin contribution from CE and non-PC products and services represented 60 percent of the gross margin dollars in the third quarter compared to 76 percent in the prior quarter and 65 percent a year earlier. Gross margin dollar contribution of CE and non-PC products actually increased from the second quarter but was outpaced by margin improvements in the company’s PC product lines.

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Gross margin percentage for the third quarter was 10.1 percent (including 1.1 percentage points impact from restructuring, transformation and integration costs). This compares with 1.9 percent in the prior quarter (including 7.3 percentage points impact from restructuring, transformation and integration costs) and 10.0 percent in the third quarter of 2003 (including 4.4 percentage points impact from restructuring, transformation and integration costs). On an operational basis, gross margin was 11.2 percent in the third quarter compared to 9.2 percent in the second quarter and 14.4 percent a year earlier.

SG&A expense was $154 million (including $53 million in restructuring, transformation and integration costs) compared to $354 million (including $228 million for restructuring, transformation and integration costs) in the prior quarter. On an operational basis, excluding restructuring, transformation and integration costs, SG&A was down 20 percent sequentially and nearly 50 percent year-over-year.

On a non-GAAP operating basis — which excludes restructuring, transformation and integration costs — SG&A as a percent of revenue improved to 11 percent in the third quarter, compared to 15 percent in the second quarter and 22 percent a year earlier.

Net loss was $59 million (including $63 million for restructuring, transformation and integration costs), compared with $339 million in the second quarter (including $289 million for restructuring, transformation and integration costs) and $139 million a year earlier (including $73 million for restructuring, transformation and integration costs). Before restructuring, transformation and integration costs, the company recorded a net profit of $4 million, its first operational profit since the fourth quarter of 2001.

Restructuring, transformation and integration costs

Including the $63 million of restructuring, transformation and integration costs in the third quarter, all but approximately $20 million of the planned restructuring, transformation and integration expenses have now been incurred. The cash outlays associated with these restructuring, transformation and integration plans were $65 million in the third quarter, leaving approximately $85 million of remaining net cash outlays to be incurred over the next several quarters under the previously announced plan. These cash outlays are primarily associated with ongoing lease obligations.

Cash and marketable securities

Gateway ended the quarter with $660 million in cash and marketable securities. Cash and marketable securities decreased $120 million during the third quarter primarily due to the aforementioned restructuring, transformation and integration cash outlays of $65 million, working capital usage related to a $28 million increase in volume rebate receivables from the company’s suppliers, and a $17 million increase in receivables from ODM component sales, and capital expenditures of $9 million.

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Outlook

Gateway expects an approximate fourth quarter revenue range of $975 million to $1.025 billion. Sales mix shifts associated with increases in the Retail segment and a seasonal decrease in the Professional segment are expected to reduce overall gross margins by approximately 1 point sequentially. As a result, Gateway expects fourth quarter earnings per share before restructuring, transformation and integration costs of 1 to 2 cents. Fourth quarter restructuring, transformation and integration costs are expected to be approximately 1 cent per share, supporting a total projected GAAP result per share of breakeven to a 1 cent profit.

Conference call information

Gateway will host a conference call for analysts on Thursday, October 28 at 5:30 pm EDT/2:30pm PDT which will be accessible via live audio webcast at http://www.gateway.com.

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and net income <loss> relating to, or affected by, certain restructuring charges, transformation expenses and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify

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the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net sales	$915,132	$883,140	$2,621,107	$2,527,230
Cost of goods sold	823,038	794,938	2,404,626	2,195,136

Gross profit	92,094	88,202	216,481	332,094
Selling, general, and administrative expenses	153,768	229,504	803,341	750,117

Operating loss	(61,674)	(141,302)	(586,860)	(418,023)
Other income, net	3,424	5,246	11,291	14,485

Loss before income taxes	(58,250)	(136,056)	(575,569)	(403,538)
Benefit for income taxes	1,774	—	14,559	—

Net loss	$(56,476)	$(136,056)	$(561,010)	$(403,538)
Preferred stock dividends and accretion	(2,792)	(2,785)	(8,371)	(8,351)

Net loss attributable to common stockholders	$(59,268)	$(138,841)	$(569,381)	$(411,889)

Basic and diluted net loss per share	$(0.16)	$(0.43)	$(1.58)	$(1.27)

Basic and diluted weighted average shares outstanding	372,940	324,116	360,305	324,087

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$318,200	$349,101
Marketable securities	341,360	739,936
Accounts receivable, net	282,518	210,151
Inventory	224,975	114,136
Other	278,330	250,153

Total current assets	1,445,383	1,663,477
Property, plant, and equipment, net	113,498	330,913
Intangibles, net	102,259	13,983
Goodwill	155,626	—
Other assets	9,109	20,065

	$1,825,875	$2,028,438

LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable	$561,196	$415,971
Accrued liabilities	301,377	277,455
Accrued royalties	48,877	48,488
Other current liabilities	239,225	257,090

Total current liabilities	1,150,675	999,004
Other long-term liabilities	120,583	109,696

Total liabilities	1,271,258	1,108,700
Series C preferred stock	199,460	197,720
Stockholders’ equity	355,157	722,018

	$1,825,875	$2,028,438

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended September 30, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation and Integration Expenses (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses (1)
Net sales	$915,132	$—	$—	$915,132
Cost of goods sold	823,038	9,112 (2)	1,067 (4)	812,859

Gross profit	92,094	(9,112)	(1,067)	102,273
Selling, general, and administrative expenses	153,768	41,904 (3)	10,978 (4)	100,886

Operating income (loss)	(61,674)	(51,016)	(12,045)	1,387
Other income, net	3,424	—	—	3,424

Income (loss) before income taxes	(58,250)	(51,016)	(12,045)	4,811
Benefit for income taxes	1,774	—	—	1,774

Net income (loss)	$(56,476)	$(51,016)	$(12,045)	$6,585
Preferred stock dividends and accretion	(2,792)	—	—	(2,792)

Net income (loss) attributable to common stockholders	$(59,268)	$(51,016)	$(12,045)	$3,793

Net income (loss) per share	$(0.16)	$(0.14)	$(0.03)	$0.01	(5)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees and the closure of facilities.
(3)	Represents costs related to the closure of facilities and accelerated depreciation, the severance of employees and contract termination fees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter.
(5)	Calculated based on diluted weighted average shares outstanding for the quarter ended September 30, 2004.

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended June 30, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation and Integration Expenses (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses (1)
Net sales	$837,592	$—	$—	$837,592
Cost of goods sold	821,534	58,320 (2)	2,837 (4)	760,377

Gross profit	16,058	(58,320)	(2,837)	77,215
Selling, general, and administrative expenses	353,549	202,790 (3)	25,367 (4)	125,392

Operating loss	(337,491)	(261,110)	(28,204)	(48,177)
Other income, net	1,700	—	—	1,700

Loss before income taxes	(335,791)	(261,110)	(28,204)	(46,477)
Provision for income taxes	—	—	—	—

Net loss	$(335,791)	$(261,110)	$(28,204)	$(46,477)
Preferred stock dividends and accretion	(2,790)	—	—	(2,790)

Net loss attributable to common stockholders	$(338,581)	$(261,110)	$(28,204)	$(49,267)

Net loss per share	$(0.91)	$(0.70)	$(0.08)	$(0.13)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents the write-down of inventory resulting from the closure of our stores and a further write-down of an asset classified as held for sale in a previous restructuring.
(3)	Represents costs associated with the lease obligations, net of recoveries and other costs associated with the retail stores closed during the quarter, the write-down of capital assets, severance related costs and contract termination fees.
(4)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter.

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended September 30, 2003

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Results of Operations, net of Restructuring Charges and Transformation Expenses (1)
Net sales	$883,140	$—	$—	$883,140
Cost of goods sold	794,938	37,122 (2)	2,094 (4)	755,722

Gross profit	88,202	(37,122)	(2,094)	127,418
Selling, general, and administrative expenses	229,504	16,440 (3)	17,121 (4)	195,943

Operating loss	(141,302)	(53,562)	(19,215)	(68,525)
Other income, net	5,246	—	—	5,246

Loss before income taxes	(136,056)	(53,562)	(19,215)	(63,279)
Benefit for income taxes	—	—	—	—

Net loss	$(136,056)	$(53,562)	$(19,215)	$(63,279)
Preferred stock dividends and accretion	(2,785)	—	—	(2,785)

Net loss attributable to common stockholders	$(138,841)	$(53,562)	$(19,215)	$(66,064)

Net loss per share	$(0.43)	$(0.17)	$(0.06)	$(0.20)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents approximately $16 million related to the closure of facilities, approximately $11 million related to the severance of employees and approximately $10 million related to asset write-downs.
(3)	Represents approximately $14 million related to asset write-downs and accelerated depreciation and approximately $2 million related to the severance of employees.
(4)	Represents store remodeling, consulting and other expenses related to the Company’s transformation into a branded integrator.